                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted By Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12

                        BPI PACKAGING TECHNOLOGIES, INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]   Fee paid previously with preliminary materials:   N/A

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing Party: N/A

     (4)  Date Filed: N/A

                        BPI PACKAGING TECHNOLOGIES, INC.

                               455 SOMERSET AVENUE
                                 BUILDING NO. 3
                             NORTH DIGHTON, MA 02764

--------------------------------------------------------------------------------


                                   May 8, 2000

Dear Stockholder:

         You are cordially invited to attend our Annual Meeting of Stockholders on Thursday, June 8, 2000. The meeting will be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts, at 10:00 a.m., eastern time.

         The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. In particular, please note that management is requesting the stockholders to approve the election of directors and the ratification of the Board of Directors' appointment of independent accountants.

         Your vote is very important. I urge you to sign, date and return the enclosed proxy in the envelope provided to be certain your shares are represented at our Annual Meeting, even if you plan to attend our Annual Meeting.

         I look forward to seeing you at the meeting.


                                             Ivan J. Hughes
                                             CHAIRMAN OF THE BOARD OF DIRECTORS

                        BPI PACKAGING TECHNOLOGIES, INC.
                               455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2000

                              --------------------

TO THE STOCKHOLDERS OF BPI PACKAGING TECHNOLOGIES, INC.:

         The Annual Meeting of Stockholders of BPI Packaging Technologies, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, June 8, 2000 at 10:00 a.m. at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts (the "Annual Meeting") for the following purposes:

     1. To elect three Class III directors for a term expiring in 2003;

     2. To ratify the appointment of Livingston & Haynes, P.C. as the Company's independent accountants for the year ending December 31, 2000; and

     3. To transact any other business that may be properly presented at the meeting.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the Annual Meeting.

         Your vote is important. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly. If you are present at the Annual Meeting, you may revoke the proxy and vote in person, if you wish to do so.

         This Proxy Statement, the proxy, and the Company's Annual Report on Form 10-K for the year ended December 31, 1999 were first mailed to stockholders on or about May 8, 2000.

                                            By Order of the Board of Directors

                                            James F. Koehlinger
                                            ACTING CHIEF OPERATING OFFICER

North Dighton, Massachusetts
April 28, 2000

                        BPI PACKAGING TECHNOLOGIES, INC.
                               455 SOMERSET AVENUE
                       NORTH DIGHTON, MASSACHUSETTS 02764

                                 APRIL 28, 2000

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


         THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS (the "Board of Directors") of BPI Packaging Technologies, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts at 10:00 a.m. on Thursday, June 8, 2000, and at any adjournments thereof.

         At the Annual Meeting, holders of common stock of the Company (the "Common Stock") and holders of the Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") will be asked to consider and vote upon the following proposals (the "Proposals"): (i) the election of three Class III directors for a term expiring in 2003; and (ii) the ratification of Livingston & Haynes, P.C. as the Company's independent accountants for the year ending December 31, 2000. The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

MAILING

         The Company is providing to each stockholder entitled to vote at the Annual Meeting, simultaneously with the mailing of this Proxy Statement, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"). This Proxy Statement, the proxy, and the Form 10-K were first mailed to stockholders on or about May 8, 2000.

RECORD DATE, VOTING

         At the close of business on April 7, 2000, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"), 47,068,221 and 183,758 shares of the Company's Common Stock and Series A Preferred Stock, respectively, were issued and outstanding. Each share of Common Stock and Series A Preferred Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The Common Stock and Series A Preferred Stock will vote together, as a class, on each Proposal. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of securities entitled to vote, including Common Stock and Series A Preferred Stock, is required for a quorum.

         If you sign and return your proxy card but do not specify your choices, your shares will be voted as recommended by the Board of Directors. The Board of Directors recommends that you vote "For" the three nominees to the Board of Directors who are listed in this Proxy Statement; and "For" the appointment of Livingston & Haynes, P.C. as the Company's independent accountants for the year ending December 31, 2000. Four of the Company's directors are either affiliated with DGJ, L.L.C. ("DGJ") or have been designated by DGJ, which due to DGJ's affiliation with the Company as described in Proposal No. 1, "Certain Relationships and Related Transactions," may have a conflict of interest in recommending stockholder approval of the Proposals to be voted upon at the Annual Meeting. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the securities held by the directors.

         There are different voting requirements for the two Proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy, meaning the three nominees receiving the most votes will be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three nominees unless the proxy contains instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominee.

         The ratification of the independent accountants requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

         As of March 31, 2000, the directors and executive officers of the Company as a group own or may be deemed to control 84,510,000 shares of Common Stock and Series A Preferred Stock, constituting approximately 68.57% of the outstanding shares of Common Stock and Series A Preferred Stock, voting as a single class, of the Company.

REVOCABILITY OF PROXIES

         Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked at any time before it is exercised by written notice to the Company's Chief Financial Officer prior to the meeting, or by giving the Company's Chief Financial Officer a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. In the absence of a specific choice, shares will be voted in favor of the election of those persons named in this Proxy Statement as directors and in favor of the other proposal set forth herein.

SOLICITATION

         The Company will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to such persons for such services.

         American Stock Transfer & Trust Company, transfer agent and registrar for the Company's Common Stock and Series A Preferred Stock, will be paid its customary fee, estimated to be $5,000.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS
                              ---------------------

         Under the Company's Certificate of Incorporation and By-laws, each as amended, the Board of Directors is classified into three classes, with approximately one-third of the directors standing for election each year for a three-year term. A classified board is designed to assure continuity and stability in the Board of Directors' leadership and policies. Gary R. Edidin, Bruce M. Fleisher and Theodore L. Koenig serve as the Class III directors and will be voted on at the Annual Meeting.

         David N. Laux and Hanspeter Schulz were the Class II directors, however, Dr. Schulz resigned as a director on February 22, 2000 and Mr. Laux resigned as a director on April 3, 2000. The Board of Directors is currently considering several individuals to serve as Class II directors until the Annual Meeting of Stockholders to be held in the year 2001. Ivan J. Hughes and Allen S. Gerrard are the Class I directors and serve until the Annual Meeting of Stockholder to be held in the year 2002. The successors to the class of directors whose terms expire at an Annual Meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected by the stockholders. Directors chosen to fill vacancies on a classified board hold office until the next election of the class for which directors shall have been chosen, and until their successors are duly elected by the stockholders. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment agreements.

         Directors will be elected by a plurality of the votes cast at the Annual Meeting in present or by proxy, meaning the three nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three director nominees unless the proxy contains instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominee. Four of the Company's directors are either affiliated with DGJ or have been designated by DGJ, which due to DGJ's affiliation with the Company as described in "Certain Relationships and Related Transactions," may have a conflict of interest in recommending stockholder approval of this proposal and the proposal to ratify the appointment of the Company's independent accountants. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the securities held by the directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS OF THE COMPANY TO SERVE UNTIL THE YEAR 2003.

         The following table provides information regarding the Nominees and continuing directors of the Company:


                                                                                                       Class to which
                                       Date First                                                        Nominee or
                                         Became           Positions and Offices                           Director
Name                           Age      Director            With the Company                               Belongs
----                           ---      --------            ----------------                               -------
NOMINEES:

Gary R. Edidin                 55      1/27/99              Director                                        III

Bruce M. Fleisher              69      4/30/99              Director                                        III

Theodore L. Koenig             41      4/30/99              Director                                        III

CONTINUING DIRECTORS:

Ivan J. Hughes                 71      7/13/98              Chairman of the Board of Directors              I

Allen S. Gerrard               64      1/27/99              Director                                        I



                                   BACKGROUND

         The principal occupations during the past five years of each of the Company's Directors and Nominees are as follows:

NOMINEES

         GARY R. EDIDIN. Mr. Edidin has served as a Director of the Company since January 1999. In January 1999, Mr. Edidin became a Member of the Board of Managers, Chairman, President and Chief Executive Officer of DGJ. In 1975, Mr. Edidin co-founded Edidin Associates, an investment banking firm. He has been Managing Partner of Edidin Associates since 1980. In 1992, Mr. Edidin co-founded Franklin Capital Corp., a regional asset based lender, and is presently the Co-Chairman and a member of its Board of Directors. In 1980, Mr. Edidin served as the Chief Executive Officer and Chairman of Optique Du Monde, Ltd. ("ODM"), an eyewear company. In 1988, ODM was sold to the Safilo Group, an Italian publicly traded eyewear company. Since 1988, he has been a management consultant to the Safilo Group and Safilo USA, its U.S. subsidiary. In 1997, Mr. Edidin represented Safilo Group in its acquisition of Smith Sports Optics, Inc. and began serving that company as a member of the Board of Directors and Executive Committee. He has also served as the Chairman and Chief Executive Officer of Clarin Corp., a manufacturer of institutional seating, since 1993. Since 1998, Mr. Edidin has served as a member of the Board of Directors of Colors For Plastic, a plastic coloration company. In 1977, a group of investors, including Edidin Associates, purchased the Lawndale Trust and Savings Bank, a community bank in Chicago. The same investors subsequently purchased the Garfield Ridge Trust and Savings Bank and the Bank of Chicago, two Chicago community banks. In 1995, these three banks were merged into one under the name Bank of Chicago. In 1997, Bank of Chicago was sold to TCF, a publicly traded savings bank headquartered in Minnesota. Mr. Edidin served these banks in various capacities over the years, including Chairman and Chief Executive Officer. Mr. Edidin received his Bachelor of Science degree from the University of Pennsylvania, Wharton School, and his Juris Doctor degree from the University of Chicago Law School. Mr. Edidin also attended the University of Chicago Business School.

         BRUCE M. FLEISHER. Mr. Fleisher has served as a Director of the Company since April 1999. Since 1998, Mr. Fleisher has been involved in private investing. From 1996 to 1998, he served as the Vice President and Division Manager, Chicago for the Supply Systems Division of Unisource Worldwide, Inc., a wholesale distributor of paper and packaging supplies. From 1993 to 1996, he was the President and owner of Darter, Inc. In 1996, Darter, Inc. was purchased by Unisource Worldwide, Inc. From 1996 to 1997, he was a member of the Board of Directors and Chairman of the Industrial Committee for the National Paper Trade Association. Mr. Fleisher received his Bachelor of Science degree in Economics from the University of Pennsylvania, Wharton School, and his Masters degree in Business Administration from George Washington University.

         THEODORE L. KOENIG. Mr. Koenig has served as a Director of the Company since April 1999. In 1999, Mr. Koenig founded and since has served as President and Chief Executive Officer of Hilco Capital, L.P., a fund providing junior secured debt and senior secured bridge financing. Mr. Koenig also serves as President of Monroe Investments, Inc., an investment and merchant banking firm specializing in strategic growth investment opportunities. Mr. Koenig had been a partner with Holleb & Coff, a Chicago-based law firm, from 1987 until June 1999. Mr. Koenig received his Bachelor of Arts degree in Accounting from Indiana University Kelley School of Business and his Juris Doctor degree from the Illinois Institute of Technology, Chicago Kent School of Law. Mr. Koenig is also a Certified Public Accountant.

CONTINUING DIRECTORS

         IVAN J. HUGHES. Mr. Hughes was re-elected as a Director of the Company on July 13, 1998 and became Chairman of the Board of Directors on January 27, 1999. Mr. Hughes previously served as a Director of the Company from March 1996 to February 1998. Since 1991, Mr. Hughes has been the President of the Plastic Division of Duro Bag Manufacturing Company ("Duro Bag"), a privately held company which manufactures grocery bags, shopping and specialty bags for the food and retail industry. Mr. Hughes has been employed by Duro Bag in various positions for the past 36 years and presently serves on the Executive and Compensation Committees. Mr. Hughes received a Bachelor of Science degree in Mechanical Engineering from Lafayette College and completed his graduate studies at Columbia University.

         ALLEN S. GERRARD. Mr. Gerrard has served as a Director of the Company since January 1999. Since February 1999, Mr. Gerrard has served as a Director of Fortune Financial Systems, Inc. Since 1996, Mr. Gerrard has served as a Director of Deere Park Capital Management, Inc., an investment and merchant banking firm, and since April 1998 he has also served as Vice Chairman of such company. Since January 1999, Mr. Gerrard has been a Member of the Board of Managers and Treasurer of DGJ. From November 1998 to March 1999, Mr. Gerrard served as Director of McConnell Dowell Corporation, Limited, a publicly traded company involved in construction. Since 1997, Mr. Gerrard has served as a Director of Dominion Bridge Company, a publicly traded construction and shipbuilding company, and since April 1998, he has also served as Chairman of such company. Mr. Gerrard was a Principal in the law firm of Allen S. Gerrard & Associates from 1978 to 1999. Mr. Gerrard received his Bachelor of Arts degree in Political Science from the University of Illinois in Champaign-Urbana and his Juris Doctor degree from the University of Michigan Law School.

EXECUTIVE OFFICERS

         The executive officers of the Company, their ages and positions held in the Company are as follows:


         Name                       Age    Positions With the Company
         ----                       ---    --------------------------
         James F. Koehlinger        63     Acting Chief Operating Officer,
                                           Chief Financial Officer, Treasurer

         Peter W. Blackett          51     Senior Vice President of Sales

         Richard H. Nurse, Ph.D.    55     Vice President of Technology


         No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

         JAMES F. KOEHLINGER. Mr. Koehlinger has been the Company's Acting Chief Operating Officer since February 2000 and Chief Financial Officer and Treasurer since January 1999. He previously served as a consultant to the Company, on a part-time basis, from August 1998 to January 1999. From October 1996 to January 1999, Mr. Koehlinger was a senior consultant with Benchmark, a financial consulting firm. He previously served as the Company's Chief Financial Officer from February 1988 to October 1996. Mr. Koehlinger received a Bachelor of Science degree from Indiana University and a Master of Business Administration degree from Clark University. He is also a certified public accountant.

         PETER W. BLACKETT. Mr. Blackett has been the Company's Senior Vice President of Sales since March 1999. From 1997 to March 1999, he was employed with Fina Oil and Chemical Company as Regional Sales Manager and from 1992 to 1997, as a Technical Service Manager for Fina's High Density Polyethylene business group. Mr. Blackett holds a Higher National Certificate in Mechanical Engineering from Peterborough Technical College and a Graduateship of the Plastics Institute from Borough Polytechnic in South London.

         RICHARD H. NURSE, PH.D. Dr. Nurse has been the Company's Vice President of Technology since November 1999. He served as the Company's Vice President of Manufacturing from January 1999 to November 1999. Prior thereto, he was the Company's Vice President of Technical Development since January 1995. From 1989 to 1995, Dr. Nurse was an independent consultant to the plastics industry. From 1987 to 1988, Dr. Nurse was the Director of Research and Development for Cookson Performance Plastics, a plastics additive manufacturer. From 1985 to 1987, he was a Technical Manager for Nortech Company, another plastics additive manufacturer. From 1973 to 1985, Dr. Nurse was with Hoechst AG, a plastics resin manufacturer, serving in technical application and development management in South Africa and Germany and since 1979, in the United States. Dr. Nurse received a Ph.D. degree in Polymer Technology from the University of Manchester Institute of Science and Technology in England and a Bachelor of Science degree in Chemical and Plastics Technology from the Polytechnic of South Bank, London, England.

SIGNIFICANT EMPLOYEES

         The following employees are not executive officers of the Company, but are expected to make significant contributions to the business of the Company:


         Name                            Age       Positions With the Company
         ----                            ---       --------------------------
         C. Jill Beresford               45        Vice President of Marketing

         Tracy L. McGrath                34        Vice President of Sales

         Jay Shapiro                     54        Vice President of Operations


         C. JILL BERESFORD. Ms. Beresford has been the Company's Vice President of Marketing since January 1999. From June 1998 until January 1999, she was the Company's Chairman, Chief Executive Officer and Chief Financial Officer. She also served as the Chief Operating Officer of the Company from 1995 to 1998. She served as the Company's President from July 1996 to June 1998. She was Treasurer of the Company from May 1990 to January 1999 and a Director of the Company from March 1989 until January 1999. From May 1990 to July 1995, Ms. Beresford was the Company's Vice President of Marketing. Ms. Beresford attended the University of Guelph, Ontario, Canada and received a Masters degree in Business Administration from Boston University.

         TRACY L. MCGRATH. Ms. McGrath has served as the Company's Vice President of Sales since January 1999. Prior thereto, she was the Company's Vice President of Marketing since December 1997 and, prior thereto, was the Company's Marketing Manager since November 1993. Ms. McGrath has a Bachelor of Science degree in Communications from Eastern Connecticut State University.

         JAY SHAPIRO. Mr. Shapiro has been the Company's Vice President of Operations since November 1999. From 1997 to 1999, Mr. Shapiro was the General Manager of Manufacturing for Eldorado Industries Plasicas of Sao Paulo, Brazil. From 1991 to 1997, Mr. Shapiro was the Plant Manager of World-Pak Corporation, Lolita, Texas. Mr. Shapiro received his Bachelor of Science degree in Secondary Education form the University of Wyoming.

                BOARD OF DIRECTORS, BOARD COMMITTEES AND MEETINGS

         The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive Committee. Currently, the Company does not have a Nominating Committee. The Board of Directors held three meetings during 1999. Each director attended at least 75% of all meetings of the Board of Directors held during 1999.

EXECUTIVE COMMITTEE

         The Executive Committee is empowered to act with all authority granted to the Board of Directors between Board of Directors meetings, except with respect to those matters required by Delaware law or by the Company's By-laws to be subject to the power and authority of the Board of Directors as a whole. Messrs. Ivan J. Hughes, Gary R. Edidin and Theodore L. Koenig are the current members of the Executive Committee. The Executive Committee met twice in 1999.

AUDIT COMMITTEE

         The Board of Directors has established an Audit Committee, whose current members are Gary R. Edidin, Bruce M. Fleisher and Allen S. Gerrard. The Audit Committee met twice in 1999.

         The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Audit Committee on August 24, 1999. A copy of the charter is attached to the Proxy Statement as Appendix A. The charter states that the Audit Committee is comprised of independent directors. However at this time, only one member of the Audit Committee, Mr. Bruce M. Fleisher, who acts as Chairman, is independent as defined by the National Association of Securities Dealers' listing standards. The Board of Directors is currently considering several individuals to serve as members of the Board of Directors. New independent members of the Board of Directors may be appointed to serve on the Audit Committee.

         The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with the Company's management, the Company's internal audit personnel and the independent accountants regarding the following: (i) the plan for, and the independent accountants' report on, each audit of the Company's financial statements; (ii) the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders; (iii) changes in the Company's accounting practices, principles, controls or methodologies, or in the Company's financial statements; (iv) significant developments in accounting rules; (v) the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and (vi) the establishment and maintenance of an environment at the Company that promotes ethical behavior.

         The Audit Committee is responsible for recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report. The Audit Committee took a number of steps in making this recommendation for 1999. First, the Audit Committee discussed with Livingston & Haynes, P.C., the Company's independent accountants for 1999, those matters Livingston & Haynes, P.C. communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed Livingston & Haynes, P.C.'s independence with Livingston & Haynes, P.C. and received a letter from Livingston & Haynes, P.C. concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Livingston & Haynes, P.C.'s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with management of the Company and Livingston & Haynes, P.C. the Company's audited financial statements. Based on the discussions with Livingston & Haynes, P.C. concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's financial statements be included in its 1999 Annual Report on Form 10-K.

         The Audit Committee believes strongly in the principles underlying the requirement that independent accountants maintain their independence in strict compliance with applicable independence rules.

                                 Audit Committee

                                 Gary R. Edidin
                                Bruce M. Fleisher
                                Allen S. Gerrard

COMPENSATION COMMITTEE

         Gary R. Edidin, Bruce M. Fleisher and Allen S. Gerrard serve on the Compensation Committee. The Compensation Committee did not meet during 1999. However, in connection with the negotiations by and between the Company and DGJ with respect to the January 1999 Financing, as hereinafter defined, David N. Laux, a Director of the Company from January 1993 through April 3, 2000, and Messrs. Gary R. Edidin and Allen S. Gerrard had numerous discussions with respect to structuring the compensation packages for the Company's executive officers subsequent to the consummation of the January 1999 Financing. Further review of these compensation packages, and the compensation packages provided to executive officers and other significant employees retained by the Company subsequent to the January 1999 Financing, were reviewed by the Company's Board of Directors in its entirety. Mr. Bruce M. Fleisher was added to the Company's Compensation Committee on April 27, 1999 by the Board of Directors.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee believes that the primary objectives of the Company's compensation policies are to attract and retain a management team that can effectively implement and execute the Company's strategic business plan. These compensation policies include: (i) an overall management compensation program that is competitive with management compensation programs at companies of similar size to attract, retain and motivate superior talent in the Company's industry; (ii) short-term bonus incentives for management to meet the Company's overall business strategy and profitability goals, including net income performance goals; (iii) promoting the Company's pay-for-performance philosophy; and (iv) long-term incentive compensation which will encourage management to continue to focus on stockholder return.

         It is the intention of the Compensation Committee to utilize a pay-for-performance compensation strategy that will facilitate the attainment of the Company's sales growth and profitability goals. Also, the Compensation Committee's goal is to use compensation policies to closely align the interests of the Company with the interests of stockholders so that the Company's management has incentives to achieve short-term performance goals while building long-term value for the Company's stockholders. The Compensation Committee will review its compensation policies from time to time to determine the reasonableness of the Company's compensation programs and to take into account factors which are unique to the Company.

         The compensation of the Company's former Chief Executive Officer was based upon analysis by the predecessor Compensation Committee of other comparable public companies' chief executive officers' compensation and each's efforts and success in the following areas: establishing strategic goals and objectives for the long-term growth of the Company; raising equity and debt capital needed to allow the Company to erase its working capital deficit and adequately capitalizing the Company to move forward; improving the Company's operating results; and establishing critical strategic partnerships with vendors and distribution channels. The Compensation Committee anticipates utilizing similar analyses when the Company retains its new Chief Executive Officer.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows tax deductions to public companies for compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee has discussed and considered and will continue to evaluate the potential impact Section 162(m) has on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the executive officers of the Company have served on the Board of Directors of any other entity that has had any of such entity's officers serve either on the Company's Board of Directors or Compensation Committee. However, Ivan J. Hughes, the Chairman of the Board of the Company, serves on the Compensation Committee of Duro Bag, a customer of the Company. See "Certain Relationships and Related Transactions" below.

CONCLUSION

         The Compensation Committee believes that the executive compensation plan implemented as part of the January 1999 Financing is consistent with the overall corporate strategy for growth in sales, manufacturing and earnings and stockholder value.

                             Compensation Committee

                                 Gary R. Edidin
                                Bruce M. Fleisher
                                Allen S. Gerrard

EXECUTIVE OFFICERS' COMPENSATION

         The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company during the years ended 1999, 1998 and the 10 months ended December 31, 1997, of those persons who were, at December 31, 1999: (i) the Company's Chief Executive Officer (including persons who held this position at any time during the periods set forth in the table); and (ii) other executive officers of the Company receiving total cash and bonus compensation in excess of $100,000. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts to the individuals named in the tables below during the periods indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                          Long Term
                                                                                     Compensation Awards
                                                                                     -------------------
                                                  Annual Compensation                   Securities
                                                  -------------------                   Underlying       All Other
Name and Principal Position               Fiscal Year         Salary(1)     Bonus(2)(3) Options(#)   Compensation
---------------------------               -----------         ---------     ----------- ----------   ------------
Richard H. Nurse(4)                            1999           $125,000          $0           0            $  4,532(4)
   Vice President of Technology,               1998           $119,115          $0           0            $  8,935(4)
   Manufacturing, Technical                    1997           $ 64,399          $0           0            $  3,410(4)
   Development

Peter W. Blackett(5)                           1999           $ 98,009          $0           0            $ 13,091(5)
   Senior Vice President of Sales

James F. Koehlinger                            1999           $134,793          $0           0            $     0
   Acting Chief Operating Officer,             1998           $ 71,854          $0           0            $     0
   Chief Financial Officer,                    1997           $  5,482          $0           0            $     0
   Treasurer, Consultant

Hanspeter Schulz, Ph.D.(6)                     1999           $146,579          $0           0            $  7,953(6)
   Former President, Former Chief              1998           $ 30,702          $0           0            $     0
   Executive Officer, Consultant

C. Jill Beresford(7)                           1999           $159,423          $0           0            $     0
   Vice President of Marketing,                1998           $182,506          $0           0            $ 12,848(7)
   Former Chief Executive                      1997           $150,000          $0           0            $  6,424(7)
   Officer and Chairman of the
   Board of Directors

Dennis N. Caulfield(8)                         1998           $169,846          $0           0            $  9,923(8)
   Former Chief Executive Officer              1997           $266,666          $0           0            $ 43,323(8)

Alex F. Vaicunas(9)
   Consultant,                                 1999           $ 45,912          $0           0            $     0
   Former Vice President of                    1998           $124,856          $0           0            $  1,746(9)
   Film Sales                                  1997           $104,167          $0           0            $  3,150(9)

Paul J. DeCristofaro(10)                       1998           $ 32,332          $0           0            $    668(10)
   Former Chief Financial                      1997           $ 83,410          $0           0            $     0
   Officer


(1) Amounts shown indicate cash compensation earned and received by such individuals. No amounts were earned but deferred at the election of those individuals. Executive officers participate in the Company's group life and health insurance.

(2) From July 1, 1993 through December 31, 1998, Mr. Caulfield, Ms. Beresford and Mr. Vaicunas were eligible to participate in an executive compensation program. This program provided them with an aggregate bonus equal to 6% of the Company's pre-tax profit for the first $1,000,000 in pre-tax profits in any fiscal year, and 12% of pre-tax profits in excess of $1,000,000 in any fiscal year. However, at the discretion of the Board of Directors, the bonus would not exceed $750,000 in the aggregate in any fiscal year beginning with fiscal year 1995. No bonuses were paid to Mr. Caulfield, Ms. Beresford or Mr. Vaicunas under this program. This program is no longer in effect.

(3) In connection with the January 1999 Financing and to incentivize senior management of the Company, the respective consulting or employment agreements of Mr. Koehlinger, Dr. Nurse, Dr. Schulz, Ms. Beresford,
       Mr. Hughes and Mr. Blackett provide they will receive options to purchase Common Stock during the term of their respective employment or consulting agreements if the Company equals or exceeds certain financial performance goals in 1999, 2000 and 2001. Such performance goals are described below in "Employment and Consulting Contracts." As the Company did not meet its financial performance goals in 1999, none of these individuals received the options to purchase Common Stock for such year.

(4) In the periods presented, the Company reimbursed Dr. Nurse for mileage on his car and travel expenses associated with Company business. Dr. Nurse served as the Vice President of Technical Development throughout 1998, Vice President of Manufacturing to November 1999 and Vice President of Technology since November 1999.

(5) In the periods presented, the Company paid approximately $13,090 for expenses incurred in connection with the moving of Mr. Blackett's personal residence to an area reasonably close to the Company's office.

(6) Dr. Schulz served as the Company's President and Chief Executive Officer from January 27, 1999 through February 22, 2000, when he resigned to pursue personal interests. Dr. Schulz has been serving the Company as a consultant since February 22, 2000. In the periods presented, the Company paid approximately $6,053 for expenses incurred related to the rental of an apartment located near the Company's office and paid $1,900 to terminate such lease due to Dr. Schulz's resignation on February 22, 2000. The Company also made automobile and insurance payments of approximately $818.99 per month for an automobile for Dr. Schulz.

(7) In the periods presented, the Company paid approximately $80 per month for a personal term life insurance policy for Ms. Beresford and approximately $190 per month for a disability policy. In the periods presented, the Company also made automobile and insurance payments of approximately $435 and $790, respectively, per month for an automobile for Ms. Beresford. This amount includes $3,655 and $3,655 the Company contributed to Ms. Beresford's 401(k) account during 1998 and the 10 months ended December 31, 1997, respectively. Ms. Beresford began serving as the Chairman of the Board of Directors and Chief Executive Officer on July 2, 1998, when Mr. Caulfield's employment ceased. Ms. Beresford's employment as the Chairman of the Board of Directors terminated on January 27, 1999. Since such date, she has been serving the Company as the Vice President of Marketing.

(8) In the periods presented, the Company paid approximately $335 and $990 per month for two personal term life insurance policies for Mr. Caulfield and $700 per month for a disability policy. The Company also made automobile and insurance payments of approximately $980 per month from January through June 1998 and the 10 months ended December 31, 1997 for an automobile for Mr. Caulfield. This amount includes $0, and $6,400 the Company contributed to Mr. Caulfield's 401(k) account during 1998 and the 10 months ended December 31, 1997, respectively. Mr. Caulfield's employment was terminated on July 2, 1998.

(9) In the periods presented, the Company paid approximately $65 per month for a disability policy for Mr. Vaicunas. This amount excludes automobile and insurance payments made by the Company on behalf of Mr. Vaicunas of approximately $760 per month for an automobile. Mr. Vaicunas reimbursed the Company for any personal use of the automobile. This amount includes $0 and

       $2,500 the Company contributed to Mr. Vaicunas' 401(k) account during 1998 and the 10 months ended December 31, 1997, respectively. Mr. Vaicunas served as the Vice President of Film Sales until December 26, 1998.

(10) This includes $668 the Company contributed to Mr. DeCristofaro's 401(k) account during 1998. Mr. DeCristofaro served as Chief Financial Officer until March 1998.

STOCK OPTION PLANS

         In May 1990, the Company adopted the 1990 Stock Option Plan. On October 25, 1993, the Company approved the 1993 Stock Option Plan. The 1990 and 1993 Stock Option Plans provide certain individuals the right to purchase up to 200,000 shares and 750,000 shares, respectively, of Common Stock. In September 1996, the Company adopted a Stock Option Plan that entitles certain individuals the right to purchase up to 1,000,000 shares of Common Stock. The Board of Directors determines those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of Common Stock that may be purchased and the exercise price (which cannot be less than the fair market value of the Common Stock at the date of grant). Options generally vest ratably over two to five years. The Company may not grant employee incentive stock options with a fair value in excess of $100,000 that is exercisable during any one calendar year. Options granted under the stock option plans generally expire ten years from the date they are granted.

               AGGREGATED OPTION EXERCISED IN THE LAST FISCAL YEAR
                            AND FY-END OPTION VALUES



                                                                                                        Value of
                                                                                Number of            Unexercised
                                                                         Securities Underlying       In-the-Money
                                                                          Unexercised Options          Options
                                                                               at FY-End             Exercisable/
                             Shares Acquired                                 Exercisable/            Unexercisable
Name                           On Exercise        Value Realized($)          Unexercisable              ($)(1)
----                           -----------        -----------------          -------------              ------
C. Jill Beresford .........         0                     0                    163,224/0                0 / 0



(1) In-the-money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On December 31, 1999, the fair market value of the Company's Common Stock underlying the options (as determined by the last sale price quoted on NASDAQ OTC Bulletin Board) was $0.09. Since the exercise price of all of the options reflected in this table is greater than $0.09, the options held by this individual were not in-the-money and are, therefore, not included in this calculation.

401(K) RETIREMENT SAVINGS PLAN

         The Company provides an employee retirement savings plan under Section 401(k) of the Code which covers substantially all employees (the "Plan"). Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company matches dollar for dollar of annual 401(k) contributions up to 3% and $0.50 for a dollar for the next 2% of their salary.

EMPLOYMENT AND CONSULTING CONTRACTS

         In conjunction with the January 1999 Financing, on January 27, 1999, the Company entered into an employment agreement with each of Mr. Koehlinger, Dr. Nurse, Ms. Beresford and Dr. Schulz and a consulting agreement with Mr. Hughes. In addition, on March 22, 1999, the Company entered into an employment agreement with Mr. Blackett. The basic terms of these agreements are listed below.

                    EMPLOYMENT AND CONSULTING AGREEMENT TERMS


Employee/consultant      Base Salary/fee           Term                Warrant Shares
-------------------      ---------------           ----                --------------
James F. Koehlinger        $125,000           1/27/99 - 1/27/02            1,719,000

Richard H. Nurse           $125,000           1/27/99 - 1/27/02            1,719,000

C. Jill Beresford          $125,000           7/1/99 -  6/30/00              937,000

Hanspeter Schulz (1)       $150,000           1/27/99 - 1/27/02            2,188,000

Ivan J. Hughes             $ 52,000           1/27/99 - 1/27/02              937,000

Peter W. Blackett          $125,000           3/22/99 - 3/21/02                    0



(1) On February 22, 2000, Dr. Schulz resigned as President, Chief Executive Officer and as a member of the Board of Directors of the Company to pursue personal interests. On such date, his employment agreement was terminated and the Company entered into a consulting agreement with him for a term expiring on February 22, 2002. Under such agreement, Dr. Schulz performs consulting services on an independent contractor basis and his consulting fee is $52,000 per annum. This agreement is subject to termination at any time upon 30 days written notice. In conjunction with Dr. Schulz's resignation, the Board of Directors promoted Mr. Koehlinger, the Company's Chief Financial Officer and Treasurer, to the position of Acting Chief Operating Officer.

         Also, in consideration of Mr. Koehlinger, Dr. Nurse, Ms. Beresford, Dr. Schulz and Mr. Hughes entering into his or her agreement, the Company granted each of these individuals a warrant to purchase a certain number of shares of Common Stock at $0.04 per share. Such warrants expire on January 27, 2009. Please refer to the chart above, under the title "Warrant Shares," for the number of shares of Common Stock each individual's warrant is exercisable into. Each of these individuals has paid to the Company their respective amount due under these warrants. Mr. Koehlinger, Dr. Nurse, Ms. Beresford and Dr. Schulz borrowed funds in the aggregate amount of $262,520 from DGJ necessary to exercise these warrants. In consideration for the loan from DGJ to these individuals, these individuals pledged the shares issuable upon exercise of the warrants. Each individual, except Ms. Beresford, has satisfied his obligations under such loans from DGJ. As of March 31, 2000, 6,563,000 of the 7,500,000 issued warrant shares were converted into Common Stock by each individual.

         In connection with the January 1999 Financing and to incentivize senior management of the Company, the respective consulting or employment agreements of Mr. Koehlinger, Dr. Nurse, Ms. Beresford, Mr. Hughes and Mr. Blackett provide they will receive options to purchase Common Stock, at $0.04 per share, during the term of their respective employment or consulting agreements if the Company equals or exceeds certain financial performance goals in 1999, 2000 and 2001. If the Company's net earnings for the particular fiscal years plus amounts deducted in the computation thereof for: (a) interest expense; (b)

Federal, state and local income taxes; (c) depreciation; (d) amortization of intangibles, as computed by the Company's accountants in accordance with generally accepted accounting principals, consistently applied; and (e) any expenses or other charges associated with the investment, loans, and equipment leases made by DGJ to the Company and all other charges ("EBITDA"), equals or exceeds one of the EBITDA performance goals as stated in the employment or consulting agreements, the Company shall grant such individuals options to purchase a certain number of shares of Common Stock. The maximum number of shares of Common Stock, in the aggregate, Mr. Koehlinger, Dr. Nurse, Ms. Beresford, Mr. Blackett and one other significant employee, Ms. McGrath, can purchase under these options is 11,391,000 shares. Dr. Schulz's employment agreement provided Dr. Schulz the right to receive 3,359,000 options to purchase Common Stock. However, at the time of his resignation as the Company's President, his employment agreement was terminated and such options were cancelled. Dr. Schulz's consulting agreement entered into with the Company does not provide for performance-based options. As the Company did not meet its financial performance goals in 1999, none of these individuals received the options to purchase Common Stock for such year.

         Each of the employment and consulting agreements contains a covenant not to compete and a confidentiality provision. At the end of the terms of employment of Mr. Koehlinger, Dr. Nurse and Mr. Blackett, each individual's employment will revert to the status of employment at will and will thereafter be subject to termination by either party at any time and regardless of cause. Upon expiration of Ms. Beresford's term, at the Company's option, the Company may extend her employment term for an additional 18 months provided that Ms. Beresford is given proper notice.

         During 1997 and 1998, the Company entered into employment, non-competition, and confidentiality agreements with each of Mr. Caulfield, Ms. Beresford and Mr. Vaicunas. Base salaries for Mr. Caulfield, Ms. Beresford and Mr. Vaicunas were $320,000, $180,000 and $125,000 per annum, respectively, subject to periodic review by the Board of Directors. Each of these agreements expired on June 30, 1998. However, Ms. Beresford's employment agreement was renewed for an additional one year term, which term expired on June 30, 1999. Ms. Beresford entered into a new employment agreement with the Company in connection with the January 1999 Financing, as described above.

COMPENSATION OF DIRECTORS

         All outside Directors of the Company are paid $1,875 each per calendar quarter. No other Directors receive any compensation. In March 1996, Ivan J. Hughes, then considered an outside Director, received options to purchase a total of 7,500 shares of Common Stock at a purchase price of $2.38 per share through June 9, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Ivan J. Hughes, the Company's Chairman of the Board, is the President of the Plastic's Division, and a member of the Executive and Compensation Committees of Duro Bag. For the year ended December 31, 1999 and the three months ended March 31, 2000, Duro Bag issued purchase orders to the Company for $3,625,654 and $351,122, respectively, to purchase bags for Duro Bag customers. The Company manufactures these products on behalf of Duro Bag for its customers. The Company sells these products on terms as contracted between Duro Bag and its customers, which terms are equal, if not better, than the Company could obtain from its other customers for these products. There are no assurances that the Company will receive similar orders from Duro Bag during the remainder of this year.

         In November 1990, the Company established an officer's loan receivable from Dennis N. Caulfield, its then Chairman for $132,197. The note was amended in April 1998 and the interest rate changed to 6% effective from November 1990 and is now payable on or before January 1, 2001. Interest on the loan, along with advances for travel not offset by expense records, caused the loan balance to equal $586,978 as of December 31, 1997. Mr. Caulfield did not make any payments against the loan from the period beginning 1990 through December 31, 1997. Accordingly, the Company reserved the full amount of this loan on that date. Also, no payments were made in 1998 or 1999. In addition, the Company paid, on behalf of Mr. Caulfield, approximately $36,000 of a $200,000 personal income tax levy imposed by the Massachusetts Department of Revenue on Mr. Caulfield in exchange for an interest bearing note due on or before June 30, 1998, which has not yet been repaid. This note was reserved for as of December 31, 1999.

         Effective February 26, 1994, Ronald Caulfield exchanged his 49,500 shares of common stock of RC America, Inc., a former subsidiary of the Company, for 200,000 shares of the Company's Common Stock, pursuant to the terms of a Stock Exchange Agreement by and between the Company and Ronald Caulfield (the "Exchange Agreement"). The Exchange Agreement also provided for the issuance to Ronald Caulfield of up to an additional 100,000 shares of the Company's Common Stock over a five year period based on RC America attaining certain levels of pre-tax earnings. No shares of Common Stock were issued in 1999, 1998 or for the 10 month period ended December 31, 1997. As a result of RC America's earnings for Fiscal Year 1997 and Fiscal Year 1996, 2,649 and 2,550 shares, respectively, of the 100,000 shares of Common Stock were issued to Mr. Ronald Caulfield. The Exchange Agreement contained demand and piggy-back registration rights for the shares. The Company suspended operations and terminated the employment of Ronald Caulfield, the Chief Executive Officer and President of RC America on June 27, 1998.

         Theodore L. Koenig, a Director of the Company, was a partner with Holleb & Coff, a Chicago-based law firm, from 1987 through June 1999. Holleb & Coff has been providing legal services to the Company since February 1999.

         On January 27, 1999, the Company entered into a Securities Purchase Agreement (the "Agreement") with DGJ (the "January 1999 Financing"), under which the Company issued and sold to DGJ:

1. a Promissory Note in the aggregate principal amount of $3,200,000 ( the "Note");

2. a Common Stock Purchase Warrant for the purchase of up to 80,000,000 shares of the Company's Common Stock, at an exercise price of $0.04 per share, exercisable until January 27, 2009; and

3.           1,629,930 shares of Series C Preferred Stock of the Company for
     $100.

         In connection with the January 1999 Financing, DGJ required certain members of the Company's management, C. Jill Beresford, James F. Koehlinger, Hanspeter Schulz, Richard H. Nurse and Ivan J. Hughes, to invest $300,000, in the aggregate, in the Company's warrants. As of March 31, 2000, 6,563,000 of the 7,500,000 issued warrant shares were converted into Common Stock.

         As part of the January 1999 Financing, the Company entered into a factoring agreement with Franklin Capital Corporation ("Franklin"), an entity affiliated with Gary Edidin, one of the Company's Directors and a member of DGJ, whereby the Company, with full recourse, assigned and sold to Franklin its entire interests in all of its present and future accounts and similar rights and instruments arising from its sales of goods, then existing or created thereafter. The Company paid Franklin a factoring fee in an amount equal to 2% of the gross amount of such receivables, however, the minimum commission for any receivable was $5.00.

         Under this factoring agreement, Franklin was able to advance to the Company up to 85% of the purchase price of the Company's receivables as they were created, subject to a maximum advance at any time outstanding of $2,000,000. Interest was charged for the number of days that advances of the purchase price of the receivables were made to the Company prior to the date they were paid and the number of days that the advances from Franklin's account remain outstanding at the prime rate plus 2% per annum, except that interest was in no event less than 8% per annum. The Company retired this factoring agreement on August 19, 1999 when the Company entered into the relationship with LaSalle Business Credit, Inc. ("LaSalle") and DGJ, as described below.

         The Company also issued a demand revolving note to Franklin in the principal sum of $1,000,000 at an interest rate of 5% above the prime rate, however, the interest charged could not be less than a minimum annual fixed rate of 12 3/4%. This note was secured by a security agreement between the Company and Franklin, which granted Franklin a continuing security interest in the Company's present and future accounts, inventory, equipment and other property. Pursuant to the terms of this agreement, the amount eligible to be advanced to the Company under this revolving note was limited to the lesser of $1,000,000 or the sum of 50% of eligible inventory and 50% of eligible raw materials. The Company retired its obligations under this note on August 19, 1999.

         The Company also refinanced its equipment, capital and operating leases in January 1999 when it entered into an equipment lease with DGJ. The new lease carries no debt reduction obligation and is treated as long-term debt. The combined monthly payments under the retired leases were reduced from approximately $305,000 per month to $102,000 per month under the new equipment lease with DGJ. The term of the lease is ten years and its monthly payment of $102,000 represents interest only.

         The Company is in default on the equipment lease with DGJ as it failed to make lease payments of $102,000 per month for the months of September 1999 through April 2000, or $816,000 in total. As this has caused an event of default, as defined in the equipment lease, DGJ is entitled to various rights and remedies under the equipment lease and the Agreement including, but not limited to, the right to have any and all remaining sums under the lease become immediately due and payable and the right to repossess the leased equipment. As of April 30, 2000, DGJ has indicated a willingness to defer exercising its rights and remedies upon default pending discussion with the Company regarding how the equipment lease default is to be cured.

         Also in January 1999, the Company entered into agreements with most of its unsecured creditors that provided for a discounted payment in February 1999 or permitted the Company to pay the entire balance without interest over a three-year period.

         On August 19, 1999, the Company entered into a series of transactions with LaSalle and DGJ to refinance the indebtedness incurred as part of the January 1999 Financing. The Company's loan agreement with LaSalle provides the Company with a $4,000,000 revolving line of credit. This credit facility is secured by a first priority security interest in its accounts receivable, inventory and certain other assets. DGJ is the lessor of substantially all the equipment that the Company uses, under a capital lease, and holds a first priority security interest in its equipment. LaSalle received a second priority security interest in the Company's equipment. Certain of the proceeds of this credit facility were used to retire existing indebtedness the Company owed to Franklin, including the factoring agreement and revolving note described above, while the remaining proceeds were used to retire some of the Company's other indebtedness and for working capital purposes. This credit facility bears interest at a fluctuating rate equal to 1.5% per annum above the prime rate of LaSalle in effect from time to time and matures in three years. As of March 31, 2000, the balance outstanding under this agreement is $2,636,259.

         In addition, the Company and DGJ amended and restated the Note since the Company was unable to fulfill the financial obligations under the terms of the loan and lease documents with DGJ. To cure the defaults, the Company restated the Note to include, in addition to the original principal and interest accrued thereunder at 6%, all amounts outstanding under: (i) an equipment loan made by DGJ to the Company as of March 1, 1999 in the original principal amount of $218,665; (ii) a series of advances made to the Company by Franklin during the second quarter of 1999 (which totaled approximately $900,000, and were reduced to approximately $660,000 after application of proceeds of the credit facility), rights to repayment of which were subsequently assigned by Franklin to the Company; (iii) delinquent payments under the DGJ lease of approximately $570,000; and (iv) interest on the foregoing. The resulting balance of $4,773,585 was restated as the principal amount of a new amended promissory note. The amended promissory note is in the original principal amount of $4,773,585 and is payable as follows: $3,200,000 of principal is due and payable on February 1, 2004, or earlier by acceleration, as described in the Agreement, or otherwise, and $1,573,585 is due and payable pursuant to the terms of an intercreditor agreement between DGJ and LaSalle. The amended promissory note bears interest at a rate of 10% per annum, and is secured by all Company assets, subordinated to LaSalle except as to equipment.

         The Company failed to make interest payments to DGJ totaling approximately $342,000 during the period of September 1999 through April 2000. As this has caused an event of default, as defined in the amended promissory note, DGJ is entitled to various rights and remedies under the amended promissory note and the Agreement including, but not limited to, the right to declare all or any part of the unpaid principal amount of the amended promissory note outstanding to be due and payable. As of April 30, 2000, DGJ has indicated a willingness to defer exercising its rights and remedies upon default pending discussion with the Company regarding how the amended promissory note default is to be cured.

         During the period of September 1, 1999 through March 31, 2000, DGJ made additional advances to the Company totaling $1,300,000. These loans bear interest at the rate of 10% per annum with interest payable monthly and the principal is due and payable on the same date as the maturity date of the amended promissory note discussed above.

         The Series C Preferred Stock is redeemable in the Company's discretion if the amended promissory note to DGJ has been retired in its entirety. The shares of the Series C Preferred Stock are not convertible into shares of

Common Stock and have no preferences upon liquidation, dissolution, winding up or insolvency. The holders of the Series C Preferred Stock have no voting right; provided, however, upon an event of default, as defined in the Agreement, holders of the Series C Preferred Stock will be entitled to vote with holders of Common Stock as a single class in each matter submitted to a vote of the Company's stockholders, with each share of the Series C Preferred Stock having 30 votes.

         At the Company's annual meeting of stockholders on August 24, 1999, its stockholders approved the increase in its authorized number of shares of Common Stock from 60,000,000 to 150,000,000 shares. The Company utilized some of these newly authorized shares to complete a rights offering of 15,000,000 shares of its Common Stock in March 2000 resulting in the Company receiving $600,000 of gross proceeds for working capital and other corporate-related purposes.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock or Series A Convertible Preferred Stock as of March 31, 2000 by: (i) directors of the Company; (ii) executive officers of the Company; (iii) directors and executive officers of the Company as a group; and (iv) persons who beneficially owned more than 5% of the Common Stock and Series A Preferred Stock, in the aggregate, or by persons who did not beneficially own more than 5% of the Common Stock and Series A Preferred Stock but who constituted members of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, beneficially owning more than 5% of the Common Stock and Series A Preferred Stock. Some of the persons listed below are a member of such a group by virtue of being a party to a lockup agreement (the "Lockup Agreement") by and among Ms. Beresford, Mr. Hughes and DGJ, dated January 27, 1999, pursuant to which the parties agreed to vote their shares of stock as directed by DGJ on any matters presented to the Company's stockholders with respect to the Agreement. All of the persons listed below disclaim beneficial ownership in any shares beneficially owned by the others. The number of shares beneficially owned of Common Stock and Series A Convertible Preferred Stock listed below is based on information contained in a Schedule 13D filed with the Commission on behalf of the named persons and on information provided to the Company by the named persons. The percentage of shares of the class each person is listed as beneficially owning is based upon 43,068,221 and 183,758 shares of Common Stock and Series A Convertible Preferred Stock outstanding, respectively, as of March 31, 2000. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.


                                                NUMBER OF SHARES
NAME AND ADDRESS                                OF COMMON STOCK                         PERCENTAGE OF
OF BENEFICIAL OWNER                            BENEFICIALLY OWNED(1)                     CLASS(2)(3)
-------------------                            ---------------------                 -------------------
James F. Koehlinger(4)(5)                           1,719,000                                 3.97%

Richard H. Nurse, Ph.D.(4)(5)                       1,719,000                                 3.97%

Peter W. Blackett(4)                                        0                                    0%

C. Jill Beresford(4)(5)(6)(7)                       2,561,249                                 5.92%

Ivan J. Hughes(5)(7)(8)                             1,019,500                                 2.36%


                                       20

Davis and Oak Streets
Ludlow, Kentucky 41016-0250

David N. Laux(9)                                       52,500                                     *
1700 N. Moore St, Suite 1703
Arlington, Virginia 22209

Hanspeter Schulz, Ph.D.(4)(5)(10)                   2,273,000                                 5.26%

Gary R. Edidin(11)                                 80,000,000                                64.91%
Edidin & Associates
600 Central Avenue
Suite 262
Highland Park, IL 60035

Allen S. Gerrard(12)                               80,000,000                                64.91%
Deere Park Capital Management, Inc.
40 Skokie Boulevard
Suite 110
Northbrook, IL 60062

Theodore L. Koenig(13)                                      0                                    0%
Monroe Investments, Inc.
5 Revere Drive
Suite 206
Northbrook, Illinois 60062

Bruce M. Fleisher                                           0                                    0%
2350 N. Lincoln Park West
Chicago, Illinois 60614

DGJ, L.L.C.(7)(14)                                 80,000,000                                64.91%
600 Central Avenue, Suite 262
Highland Park, Illinois 60035

All Executive Officers and
Directors as a Group
(9 persons)(6)(7)(8)(9)                            84,510,000                                68.57%


 * Less than one percent.

(1) None of these Beneficial Owners owns any Series A Preferred Stock. No other stockholder owns at least 5% of the Common Stock and Series A Preferred Stock, combined.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. This table reflects the ownership of all shares of Common Stock and the Series A Convertible Preferred Stock voting as a single class, since each is entitled to one vote per share.

(3) Except as otherwise noted, the table does not give effect to the issuance of: (i) up to 335,153 shares of Common Stock issuable upon conversion of Series A and Series B Convertible Preferred Stock; (ii) up to 180,372 shares issuable upon exercise of warrants issued to an individual and principals of the placement agent in the Company's private placements to overseas investors; (iii) up to 1,950,000 shares issuable upon exercise of options granted or available for grant under the Company's 1990, 1993 and 1996 Stock Option Plans; (iv) up to 200,000 shares of Common Stock issuable upon the exercise of warrants issued to financial consultants of the Company, subject to adjustment; (v) up to 900,000 shares of Common Stock issuable upon the exercise of warrants expiring January 27, 2003 issued to consultants of the Company, subject to adjustments; and (vi) up to 5,000,000 shares of Common Stock issuable upon the exercise of warrants expiring January 27, 2009, issued to consultants of the Company, subject to adjustments; the holders of these warrants exercised such warrants as of April 7, 2000 and elected to utilize the net issue option, resulting in the issuance of 4,000,000 shares.

(4) These individuals may be reached at the Company's headquarters located at 455 Somerset Avenue, North Dighton, Massachusetts 02764.

(5) These individuals acquired warrants to purchase a certain number of shares Common Stock at $0.04 per share. These warrants expire on January 27, 2009 and are described above in "Employment and Consulting Contracts." The following table lists the name of the individual and the corresponding number shares of Common Stock his or her warrant convertible into (the "Warrant Shares"):


         Name                                       Warrant Shares
         ----                                       --------------
         Hanspeter Schulz, Ph.D.                     2,188,000
         Richard H. Nurse, Ph.D.                     1,719,000
         James F. Koehlinger                         1,719,000
         C. Jill Beresford                             937,000
         Ivan J. Hughes                                937,000
                                                     ---------
                                                     7,500,000


     As of March 31, 2000, 6,563,000 of the 7,500,000 issued warrant shares were converted into Common Stock by each individual except Ms. Beresford.

(6) Includes: (i) 1,314,130 shares of Common Stock; (ii) 146,695 shares of Series B Convertible Preferred Stock; (iii) 163,224 shares of Common Stock issuable upon the exercise of an option at a price of $2.50 per share through June 30, 2003; and (iv) 937,000 shares of Common Stock issuable upon the exercise of a warrant (see footnote 5).

(7) Under the terms of the Lockup Agreement, the individuals agreed to vote their stock as directed by DGJ with respect to any matters presented to the Company's stockholders with respect to the Agreement and agreed not to sell shares of Common Stock without the prior written consent of DGJ.

(8) Includes: (i) 82,500 shares of Common Stock; and (ii) 7,500 shares of Common Stock issuable upon exercise of an option at a purchase price of $2.38 per share through March 24, 2006.

(9) Includes: (i) 20,000 shares of Common Stock; (ii) 7,500 shares of Common Stock issuable upon exercise of an option at a purchase price of $2.50 per share through June 9, 2002; and (iii) 25,000 shares of Common Stock issuable upon exercise of an option at a purchase price of $1.25 per share through December 31, 2003. Mr. Laux resigned as a Director of the Company on April 3, 2000.

(10) Dr. Schulz resigned as President, Chief Executive Officer and as a member of the Board of Directors on February 22, 2000 to pursue personal interests. However, Dr. Schulz has been serving the Company as a consultant since such date.

(11) A member of DGJ and also a member of the Board of Managers, Chairman, President and Chief Executive Officer of DGJ. Mr. Edidin holds no shares of the Company directly, but may be deemed to beneficially own 80,000,000 shares of Common Stock beneficially owned by DGJ by virtue of his positions with DGJ. See footnote (14) for a description of DGJ's beneficial ownership of 80,000,000 shares of Common Stock. This amount does not include 1,629,930 shares of Series C Preferred Stock of the Company owned by DGJ, which do not have voting rights at this Annual Meeting. Mr. Edidin disclaims beneficial ownership of all such shares.

(12) A Director of Deere Park Capital Management, Inc., which is a member of DGJ. He has no direct or indirect beneficial ownership in the equity securities owned by DGJ. He is also a Member of the Board of Managers and Treasurer of DGJ. Mr. Gerrard holds no shares of the Company directly, but may be deemed to beneficially own 80,000,000 shares of Common Stock beneficially owned by DGJ by virtue of his positions with DGJ. See footnote
     (14) for a description of DGJ's beneficial ownership of 80,000,000 shares of Common Stock. Does not include 1,629,930 shares of Series C Preferred Stock of the Company owned by DGJ, which do not have voting rights at this Annual Meeting. Mr. Gerrard disclaims beneficial ownership of all such shares. Mr. Douglas Gerrard, a principal of Deere Park Capital Management, Inc., and the son of Mr. Allen Gerrard, has exclusive investment power and voting power for Deere Park Capital Management, Inc., with respect to the investment in the Company.

(13) A member of Monroe Investments, Inc., which is a member of Hilco BPI, L.L.C., which is a member of DGJ. He disclaims beneficial ownership of stock of the Company except to the extent of his membership interest in DGJ through such entities. Mr. Koenig has exclusive investment power and voting power for Hilco BPI, L.L.C., with respect to the investment in the Company.

(14) Includes 80,000,000 shares of Common Stock currently issuable upon the exercise of warrants at a price of $0.04 per share through January 27, 2009. However, DGJ has indicated that it has no current intention of exercising this warrant to purchase Common Stock. This amount does not include 1,629,930 shares of Series C Preferred Stock of the Company, which do not have voting rights at this Annual Meeting. See "Certain Relationships and Related Transactions" above for a description of the rights and privileges of the Series C Preferred Stock. The members of DGJ are entities controlled by Gary R. Edidin, Lawrence A. Sherman, Deere Park Capital Management, Inc., and BPI Hilco, L.L.C., and their ownership interests in DGJ are 24.54%, 1.84%, 49.08% and 24.54%, respectively.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on December 31, 1994, and plotted at December 31, 1995, 1996, 1997, 1998 and 1999 in each of: (i) the Company's Common Stock; (ii) The National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System Index of Companies; and (iii) Media General Industry Group representing Packaging and Container Companies, which consists of other companies in the packaging and containers manufacturing industry.


                                    [GRAPHIC]



                                               1994       1995         1996         1997       1998         1999
                                               ----       ----         ----         ----       ----         ----
BPI Packaging Technologies, Inc.               $100       $ 51.52      $ 46.21      $ 27.27    $ 17.43      $  2.18

Packaging and Containers                       $100       $ 98.69      $106.87      $ 99.44    $ 85.73      $ 79.22

NASDAQ Market Index                            $100       $129.71      $161.18      $197.16    $278.08      $490.46



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% stockholders are required by the Securities and

Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1999, its officers, directors and greater-than-10% beneficial owners were in compliance with all filing requirements, except that one report covering four transactions was filed late by Hanspeter Schulz, the former President and Chief Executive Officer and a former Director of the Company.

                                 PROPOSAL NO. 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS
                     ---------------------------------------

         The Board of Directors of the Company has appointed the firm of Livingston & Haynes, P.C. as the Company's independent accountants for the fiscal year ending December 31, 2000, subject to the ratification by the Company's stockholders. Representatives of Livingston & Haynes, P.C. are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Livingston & Haynes, P.C. has served as auditors for the Company since July 1998.

         On July 6, 1998, the Company reported on Form 8-K the resignation of PricewaterhouseCoopers LLP as the Company's independent accountants. In connection with the audits of the Company's financial statements for the 10 month period ended December 31, 1997 and the fiscal years ended February 28, 1997 and February 23, 1996, and during the subsequent interim period through July 6, 1998: (i) PricewaterhouseCoopers LLP did not issue an adverse opinion, disclaimer of opinion, modification or qualifications; and (ii) there were no disagreements between the Company and PricewaterhouseCoopers LLP relative to accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in its reports on the financial statements for such periods.

         On July 22, 1998, the Company reported on Form 8-K the engagement of Livingston & Haynes, P.C. as the Company's independent accountants. The decision to engage Livingston & Haynes, P.C. was approved by the Company's Audit Committee.

         The ratification of the independent accountants requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote. If the resolution is rejected, or if Livingston & Haynes, P.C. declines to act or becomes incapable of action, or its employment is discontinued, the Board of Directors will appoint other independent accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

         Four of the Company's directors are either affiliated with DGJ or have been designated by DGJ, which due to DGJ's affiliation with the Company as described in Proposal No. 1, "Certain Relationships and Related Transactions," may have a conflict of interest in recommending stockholder approval of this proposal and the proposal to elect Class III Directors. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the securities held by the directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF LIVINGSTON & HAYNES, P.C. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the Annual Meeting of Stockholders to be held in 2001 must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than March 1, 2001, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting. It is suggested that proponents submit their proposals by certified mail, return receipt requested, addressed to the Chief Financial Officer of the Company.

                           INCORPORATION BY REFERENCE

         The following items are incorporated by reference from the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000 (Commission file number: 1-10648):

         -  Financial Statements for the years ended December 31, 1999 and 1998;

         - Management's Discussion and Analysis of Financial Condition and Results of Operations;

         - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and

         -  Quantitative and Qualitative Disclosures about Market Risk.

                                  OTHER MATTERS

         Management of the Company does not know of any other matters which may come before this Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                            By Order of the Board of Directors


                                            James F. Koehlinger
                                            Acting Chief Operating Officer

North Dighton, Massachusetts
April 28, 2000

                                   APPENDIX A

                        BPI PACKAGING TECHNOLOGIES, INC.

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                 AUGUST 24, 1999

ORGANIZATION

COMPOSITION AND TERM

         There is a committee of the board of directors (the "Board") of BPI Packaging Technologies, Inc. (the "Company") known as the audit committee (the "Committee"). The Committee is composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. The Committee members shall be appointed for one year terms. The chairman of the Committee shall be designated by the Board.

ADMINISTRATIVE MATTERS

         The Committee shall meet at such times and from time-to-time as it deems to be appropriate, but not less than three times each year. The Committee shall report to the full Board at the first Board meeting following each Committee meeting. The Company's independent accountants and internal auditors shall attend at least two of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

STATEMENT OF POLICY

         The Committee shall provide assistance to the Company's directors in fulfilling their responsibility to the Company's stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In doing so, it is the responsibility of the Committee to maintain free and open means of communication among the directors, the independent accountants, the internal auditors and the Company's financial management.

RESPONSIBILITIES

         In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

          The responsibilities of the Committee are generally premised on:

          1. a broad understanding of the relationships between the operations of the Company and its financial position and performance;

          2. an awareness of the Company's major financial, economic and operating risks; and

          3. an informed view of the effectiveness of the Company's internal control systems.

FINANCIAL REPORTING

         The responsibilities and functions of the Committee are basically two-fold. The first area concerns financial reporting. The responsibility of the Committee is to provide assurance that financial disclosures made by management reasonably portray the Company's financial condition, results of operations, plans and long term commitments. In fulfilling this responsibility, the Committee's duties include the following:

o Review with the Company's management, independent accountants and internal audit personnel the Company's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

o Have familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements and make, or cause to be made, all necessary inquiries of management and the independent accountants concerning established standards of corporate conduct, performance and deviations therefrom.

o Arrange for periodic reports from management, the independent accountants and the internal auditors to assess the impact of significant regulatory changes and accounting or reporting developments proposed by various regulatory authorities or any other significant matters that may affect the Company.

o Make recommendations to the Board as to the selection of the firm of independent public accountants to examine the books and accounts of the Company and its subsidiaries, if any, for each fiscal year (including a review of the independence of the independent public accountants).

o Review the amount and nature of non-audit services provided by the independent accountants and, in light of these services, analyze the ability of the accountants to retain their independence.

o Review, prior to each annual audit, the scope and general extent of the independent accountants' audit examination, including their engagement letter. The Committee's review should include a discussion with the independent accountants of the factors considered by them in determining the audit scope.

o    Review the independent accountants' fee arrangements.

o Review with management and the independent accountants, upon completion of their audit, financial results for the year, including:

     o    industry and business risk characteristics of the Company;

     o    external reporting requirements;

     o materiality of the various segments of the Company's consolidated and non-consolidated activities;

     o    quality of internal accounting controls;

     o    extent of involvement of internal audit in the audit examination;

     o the existence and substance, if any, of significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements; and

     o any significant reporting or operational issues affecting the financial statements that were discussed during the accounting period and, if so, how they were resolved.

o Review with management the management's discussion and analysis section of the annual report and quarterly reports filed with the Securities and Exchange Commission and/or provided to investors including:

     o significant transactions not normally part of the Company's operations; and

     o changes, if any, during the year in the Company's accounting principles or their application.

o Review with management and the independent accountants prior to release of the Company's annual report to stockholders, the Company's Form 10-K, including the financial statements and supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission.

o    Review interim financial statements prior to release to the public.

o Review with the Company's legal counsel, any legal matters that could have a significant impact on the Company's financial statements.

o Review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission.

o Provide sufficient opportunity for the internal auditors and independent accountants to meet with the members of the Committee without members of management present. Among items to be discussed in these meetings are the independent accountants' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent accountants received during the course of the audit.

o Discuss with management the responsiveness of the independent accountants to the Company's needs.

o Review with the independent accountants reporting issues on federal income tax returns and whether there are any significant items that the Internal Revenue Service has or might dispute and inquire about the status of related tax reserves.

o Require management to provide notification of issues and responses whenever an independent accountant seeks a second opinion.

o Review the letter of management representations given to the independent accountants and inquire whether the independent accountants encountered any difficulties in obtaining the letter.

o Review accounting and financial human resources and succession planning within the Company.

o Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

o Review the policies and procedures in effect for the review of officers' expenses and prerequisites.

INTERNAL CONTROL

         The second major area concerns internal control. To carry out this responsibility, the Committee's duties include the following:

o Meet privately with the independent accountants to discuss pertinent matters, including quality of management, financial, accounting and internal audit personnel and to determine if any restrictions have been placed by management on the scope of their examination or if there are other matters that should be discussed with the Committee.

o Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendation for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review the Company's policy statements to determine their adherence to the code of conduct.

o Provide for periodic quality assurance reviews to ensure that the internal auditing function is operating in accordance with the STANDARDS FOR THE PROFESSIONAL PRACTICE OF INTERNAL AUDITING.

o Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

o Request information on the results of the most recent peer review of independent accountants and the nature of any needed corrective measures.

o Review different aspects of the Company on a planned basis to ensure a general understanding of the operations and functional areas of the organization.

o Review management's monitoring of compliance with the Company's code of corporate conduct and with the Foreign Corrupt Practices Act.

o Direct special investigations into significant matters brought to its attention within the scope of its duties.

o Determine the extent to which the Company can rely on the planned scope of internal auditing and the independent accountants to detect fraud or weaknesses in internal controls, and review management's plans to monitor compliance with these internal controls.

o Discuss with the internal auditor and the Company's independent accountants the review of the Company's electronic data processing procedures and controls and inquire about specific security programs to protect against computer fraud or misuse both within and outside the Company.

         In addition, the Committee shall make a periodic self-assessment, including a review of this charter, using assessment tools available through third parties or developed internally. The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time to time determine. The Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

                                      PROXY
                        BPI PACKAGING TECHNOLOGIES, INC.

                               455 SOMERSET AVENUE
                             NORTH DIGHTON, MA 02764
                                  508-824-8636

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  JUNE 8, 2000

         The undersigned hereby appoints James F. Koehlinger and Lisa M. Lima and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BPI Packaging Technologies, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts on June 8, 2000, at 10:00 a.m., eastern time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

                 (Continued, and to be signed on the other side)

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS LISTED BELOW AND A VOTE FOR PROPOSAL 2. THE BOARD MAY HAVE A CONFLICT OF INTEREST IN RECOMMENDING THE VOTE FOR THESE PROPOSALS (SEE PROXY STATEMENT).

1. PROPOSAL 1: To elect three Class III directors to hold office until the Annual Meeting of Stockholders to be held in the year 2003.


         FOR                        WITHHOLD
                                    FOR ALL
          0                            0


         NOMINEES:    Gary R. Edidin, Bruce M. Fleisher and Theodore L. Koenig

         (INSTRUCTION: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.)

         -----------------------------

2. PROPOSAL 2: To ratify the selection of Livingston & Haynes, P.C. as independent accountants of the Company for the year ending December 31,2000.


     FOR         AGAINST          ABSTAIN
      0             0                 0


--------------------------------------------------------------------------------
I PLAN TO ATTEND THE MEETING   Please sign exactly as
                               your name appears hereon. If the stock is registered in the

     YES           NO          names of two or more persons, each should sign.
                               Executors,  administrators, trustees, guardians
                               or attorneys-in-fact should add their titles. If
Date:                          signer is a corporation, please give full
     -----------------------   corporate name and have a duly authorized officer
                               sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

----------------------------
Signature





----------------------------
Signature (if held jointly)

--------------------------------------------------------------------------------

Please vote, date and promptly return this proxy in the enclosed envelope which is postage prepaid if mailed in the United States.